                                                                      EXHIBIT 99

                       DiVall Income Properties 3, L.P.
                                QUARTERLY NEWS

--------------------------------------------------------------------------------
A publication of The Provo Group, Inc.                       SECOND QUARTER 2000



One Buyer Passes, But Two New Buyers Show Interest

What is the status of the Partnership and the sale? First, we are still collecting rents (there are no delinquencies), and distributions are on target. The Partnership's assets are not yet under a sales contract, but we continue to have interest, and therefore, continue our efforts to liquidate the Partnership by year-end.

Last quarter we were successful in finding a viable purchaser for the DiVall 3 portfolio. As you may recall, we had negotiated a large portion of the sales terms and a contract had been mailed out. Unfortunately, this prospective sale fell through, presumably due to the buyer's inability to obtain financing for a Hardee's property slated to be closed sometime this year. Toward the end of the contract negotiations, Hardee's corporate informed us that both stores in Fund 3 would be impacted by a corporate re-structuring. The Hardee's, St. Francis, location was sold to its franchisee; the other store, Oak Creek, will presumably close. (We were originally given a "close" date of May 5, 2000. However, we have since been told the store has not yet been "approved" for closing. We await further information.) Obviously, this will change the portfolio's dynamics for a buyer. However, due to the fact that the rent on the property has been guaranteed by the corporate owner, CKE (a public company), until its lease expiration in 2010, there has not been, nor do we expect, an interruption in rents. We believe the St. Francis location is better off as a "franchisee owned" store rather than a "corporate owned" store. We are certainly fortunate that our Hardee's re-negotiation in 1996 resulted in obtaining the corporate guarantee of CKE in lieu of the existing signature of a failing franchisee.

Once we received formal notification from the buyer, we immediately contacted a party which had shown a previous interest. Additionally, before we even began negotiations with the first party another potential buyer contacted our offices. We feel with two interested parties we have a good opportunity to recognize an appropriate value upon sale. We are holding firm to our sales price.

The DiVall 3 portfolio presents some challenges and related opportunities for a buyer. As we have reported to you in the past, issues with both the Hardee's and Denny's properties make for interesting negotiations . Additionally, these leases were negotiated with Rights of First Refusal, which affect marketability because of the uncertainty of which properties will actually be available for purchase.

Will we close? Unfortunately, we cannot answer that question. If either potential buyer proceeds with the purchase of the portfolio, we will make it a "condition of closing" that the transaction consummates with enough time left during 2000 to facilitate a wind-up. We hope to have more to report to you next quarter.

Page 2                              DiVall 3                             3 Q 00


                            Distribution Highlights

 .    7.43% (approx.) annualized return from operations and other sources based on $3,500,000 (estimated net asset value as of December 31, 1999).

 .    $65,000 total amount distributed for the Second Quarter 2000 which was consistent with projections.

 .    $3.80 per unit (approx.) for the Second Quarter 2000 from cash flow from operations.

 .    $697.00 to $536.00 range of distributions per unit from the first unit sold
                                                                 -----
     to the last unit sold before the offering closed (April 1992),
            ----
     respectively. [NOTE: Distributions are from both cash flow from operations
                                                 ----
     and "net" cash activity from financing and investing activities.]


                            _______________________

Statements of Income and Cash Flow Highlights

 .    Revenues were consistent with the budget.


 .    There was a 15% increase in "total" expenses from projections.

 .    The increase in expenses is due to higher than anticipated legal fees due to attempts of liquidating the Partnership. Additionally, printing costs budgeted to be incurred during the first quarter were instead incurred during the second quarter.

--------------------------------------------------------------------------------

                              Property Highlights

            Vacancies: There were no vacancies as of June 30, 2000

       Delinquencies:  There were no delinquencies as of June 30, 2000.


--------------------------------------------------------------------------------
For questions or additional information, please contact Investor Relations at:
                      1-800-547-7686  or  1-816-421-7444
               All written inquiries may be mailed or faxed to:
                             The Provo Group, Inc.
                       101 West 11th Street, Suite 1110
                          Kansas City, Missouri 64105
                              (FAX 816-221-2130)
                       E-Mail:  jbiggs@theprovogroup.com
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        DIVALL INCOME PROPERTIES 3 L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2000
--------------------------------------------------------------------------------

                                                                           PROJECTED                ACTUAL               VARIANCE
                                                                          --------------------------------------------------------
                                                                              2ND                    2ND
                                                                            QUARTER                QUARTER                BETTER
    OPERATING REVENUES                                                      6/30/00                6/30/00                (WORSE)
                                                                          ------------           ------------          -----------
      Rental income                                                           $105,450               $101,925              ($3,525)
      Interest income                                                            5,640                  7,135                1,495
      Other income                                                                   0                  1,273                1,273
                                                                          ------------           ------------          -----------
    TOTAL OPERATING REVENUES                                                  $111,090               $110,333                ($757)
                                                                          ------------           ------------          -----------
    OPERATING EXPENSES
      Insurance                                                               $    717               $    734                 ($17)
      Management fees                                                           16,545                 16,793                 (248)
      Overhead allowance                                                         1,356                  1,358                   (2)
      Advisory Board                                                             2,600                  2,196                  404
      Administrative                                                             6,785                 13,066               (6,281)
      Professional services                                                      4,875                  3,211                1,664
      Auditing                                                                   8,250                  9,050                 (800)
      Legal                                                                      1,800                  6,860               (5,060)
      Defaulted tenants                                                            900                      0                  900
                                                                          ------------           ------------          -----------
    TOTAL OPERATING EXPENSES                                                  $ 43,828               $ 53,268              ($9,440)
                                                                          ------------           ------------          -----------
    INVESTIGATION AND RESTORATION EXPENSES                                    $      0               $     43                 ($43)
                                                                          ------------           ------------          -----------
    NON-OPERATING EXPENSES
      Depreciation                                                            $ 16,324               $ 16,323             $      1
      Amortization                                                                 446                    447                   (1)
                                                                          ------------           ------------          -----------
    TOTAL NON-OPERATING EXPENSES                                              $ 16,770               $ 16,770             $      0
                                                                          ------------           ------------          -----------
    TOTAL EXPENSES                                                            $ 60,598               $ 70,081              ($9,483)
                                                                          ------------           ------------          -----------
    NET INCOME                                                                $ 50,492               $ 40,252             ($10,240)

    OPERATING CASH RECONCILIATION:                                                                                       VARIANCE
                                                                                                                       -----------
      Depreciation and amortization                                             16,770                 16,770                    0
      Recovery of amounts previously written off                                     0                 (1,073)              (1,073)
      (Increase) Decrease in current assets                                     (5,986)                 7,980               13,966
      Increase (Decrease) in current liabilities                                (4,946)                 5,245               10,191
      (Increase) Decrease in cash reserved for payables                          4,744                 (5,000)              (9,744)
      Advance from/(to) future cash flows for current distributions              3,575                 (1,425)              (5,000)
                                                                          ------------           ------------          -----------
    Net Cash Provided From Operating Activities                               $ 64,649               $ 62,749              ($1,900)
                                                                          ------------           ------------          -----------
  CASH FLOWS FROM (USED IN) INVESTING
      AND FINANCING ACTIVITIES
      Recoveries from former general partners                                        0                  1,073                1,073
                                                                          ------------           ------------          -----------
    Net Cash Provided from Investing And Financing
      Activities                                                              $      0               $  1,073             $  1,073
                                                                          ------------           ------------          -----------
    Total Cash Flow For Quarter                                               $ 64,649               $ 63,822                ($827)

    Cash Balance Beginning of Period                                           277,726                274,138               (3,588)
    Less 1st quarter distributions paid 5/00                                   (65,000)               (65,000)                   0
    Change in cash reserved for payables or distributions                       (8,319)                 6,425               14,744
                                                                          ------------           ------------          -----------
    Cash Balance End of Period                                                $269,056               $279,385             $ 10,329

    Cash reserved for 2nd quarter L.P. distributions                           (65,000)               (65,000)                   0
    Cash advanced from (reserved for) future distributions                      (5,250)                (5,250)                   0
    Cash reserved for payment of payables                                      (16,507)               (77,500)             (60,993)
                                                                          ------------           ------------          -----------
    Unrestricted Cash Balance End of Period                                   $182,299               $131,635             ($50,664)
                                                                          ============           ============          ===========
------------------------------------------------------------------------------------------------------------------------------------
                                                                            PROJECTED               ACTUAL               VARIANCE
                                                                         -----------------------------------------------------------
 *      Quarterly Distribution                                                $ 65,000                $65,000             $      0
        Mailing Date                                                         8/15/00               (enclosed)                 -
------------------------------------------------------------------------------------------------------------------------------------

 * Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR
DISUSSION PURPOSES
                DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                             2000 PROPERTY SUMMARY
                        AND RELATED ESTIMATED RECEIPTS
PORTFOLIO  (Note 1)

                                       ---------------------------------------  ---------------------------------------------
                                                   REAL ESTATE                                   EQUIPMENT
                                       ---------------------------------------  ---------------------------------------------
                                                        ANNUAL                     LEASE                  ANNUAL
                                                         BASE           %        EXPIRATION               LEASE         %
-----------------------------------
CONCEPT             LOCATION            COST             RENT         YIELD         DATE        COST     RECEIPTS     RETURN
-----------------------------------    ---------------------------------------  --------------------------------------------
APPLEBEE'S          PITTSBURGH, PA        891,333       116,040         13.02%                 290,469                 0.00%
      "                     "                                                                   58,094                 0.00%

DENNY'S             CO SPRINGS, CO        580,183        77,460         13.35%                 210,976          0      0.00%
DENNY'S             ENGLEWOOD, CO         213,211        35,880         16.83%                 210,976                 0.00%

HARDEE'S    (3)     ST. FRANCIS, WI     1,194,381        92,000          7.70%         (2)     369,688          0      0.00%
     "                      "                                                          (2)      84,500          0      0.00%

HARDEE'S    (3)     OAK CREEK, WI       1,341,906        88,000          6.56%         (2)     482,078          0      0.00%
     "                     "                                                                   105,488          0      0.00%
-----------------------------------    ---------------------------------------  --------------------------------------------
-----------------------------------    ---------------------------------------  --------------------------------------------
PORTFOLIO TOTALS (5 Properties)         4,221,014       409,380          9.70%               1,812,269          0      0.00%
-----------------------------------    ---------------------------------------  --------------------------------------------

                                       ---------------------------------------------
                                                           TOTALS
                                       ---------------------------------------------

-----------------------------------                         ANNUAL               %
CONCEPT             LOCATION                 COST          RECEIPTS           RETURN
-----------------------------------    ---------------------------------------------
APPLEBEE'S          PITTSBURGH, PA         1,239,896        116,040            9.36%
      "                     "

DENNY'S             CO SPRINGS, CO           791,159         77,460            9.79%
DENNY'S             ENGLEWOOD, CO            424,187         35,880            8.46%

HARDEE'S    (3)     ST. FRANCIS, WI        1,648,569         92,000            5.58%
     "                      "

HARDEE'S    (3)     OAK CREEK, WI          1,929,472         88,000            4.56%
     "                     "
-----------------------------------    ---------------------------------------------
-----------------------------------    ---------------------------------------------
PORTFOLIO TOTALS (5 Properties)            6,033,283        409,380            6.79%
-----------------------------------    ---------------------------------------------

Note 1: This property summary includes only current property and equipment held by the partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.